SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2004

AirNet Communications Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-28217	59-3218138
(Commission File Number)	(IRS Employer Identification No.)

3950 Dow Road, Melbourne, Florida 32934

(Address of Principal Executive Offices) (Zip Code)

(321) 984-1990

(Registrant’s Telephone Number, Including Area Code)

ITEM 10. AMENDMENTS TO THE REGISTRANT’S CODE OF ETHICS, OR WAVIER OF A PROVISION OF THE CODE OF ETHICS

Two of the current members of the Registrant’s Board of Director’s are representatives (i.e., employees, officers and/or directors) of TECORE, Inc. (“TECORE”) which is a substantial investor in the Registrant, as well as a major customer, occasional supplier, and potential competitor of the Registrant.

TECORE has certain contractual relationships with the Registrant, including a non-exclusive OEM reseller agreement with the Registrant permitting TECORE to market AirNet base stations on a worldwide basis, and a non-exclusive OEM reseller agreement permitting the Registrant to market certain TECORE systems on a worldwide basis.

The nature of the Registrant’s relationship with TECORE, the nature of TECORE’s position in the marketplace, and the fact that the TECORE representatives who are on the Registrant’s Board of Directors owe duties to TECORE were known to the Registrant and its Board of Directors at the time the Registrant accepted TECORE’s investment and the TECORE representatives were elected to the Board.

The Board of Directors has determined that it is appropriate to acknowledge that its Code of Business Conduct & Ethics should not be construed and applied so as to place unfair burdens upon the TECORE representatives, or to subject them to a breach of the Code of Business Conduct & Ethics for advancing or promoting the interests of TECORE.

Accordingly, on July 30, 2004, the Registrant’s Board of Directors approved a waiver to the Registrant’s Code of Conduct & Ethics applicable to two of the current members of the Registrant’s Board of Directors acknowledging that they may serve as employees, officers, and/or directors of TECORE, a competitor of Registrant, and that TECORE may, in certain circumstances, (i) develop and offer for sale products or services of its own or third parties that may compete with the Registrant’s products or services, and (ii) pursue contracts, relationships or business opportunities that could also be pursued by the Registrant.

The Registrant’s Code of Conduct & Ethics is available under the Investor Relations section on the Registrant’s corporate web site at http://www.airnetcom.com.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AirNet Communications Corporation

By:	/s/ Stuart P. Dawley
Stuart P. Dawley
Vice President, General Counsel & Secretary

Date: July 30, 2004